Exhibit 21.1

Subsidiaries of SI International, Inc.

SI International Application Development, Inc.

(f/k/a Statistica, Inc.)

SI International Consulting, Inc.

(f/k/a SI Enterprise Consulting Corporation)

SI International Learning, Inc.

(f/k/a WPI, Inc.)

SI International Telecom Corporation

SI International Engineering, Inc.

(f/k/a System Technology Associates, Inc.)

MATCOM International Corporation

SI International Technology Services, Inc.

(f/k/a Materials, Communication and Computers, Inc.

Bridge Technology Corporation

Shenandoah Electronic Intelligence, Inc.

SEI Technology, Inc.